For more information contact:	Analysts - Beth Baum (206) 539-3907
Media - Nancy Thompson (919) 861-0342
Weyerhaeuser Reports First Quarter Results

•	Net loss of $289 million or $0.39 per diluted share includes $345 million noncash pension settlement charge

•	Earnings before special items increased 14 percent compared with fourth quarter 2018

•	Repurchased $60 million of common shares during the first quarter

SEATTLE (April 26, 2019) - Weyerhaeuser Company (NYSE: WY) today reported a first quarter net loss of $289 million, or 39 cents per diluted share, on net sales of $1.6 billion. This compares with net earnings of $269 million, or 35 cents per diluted share, on net sales of $1.9 billion for the same period last year.

First quarter includes after-tax charges of $369 million for special items, primarily consisting of a previously announced noncash settlement charge related to the transfer of pension assets and liabilities through the purchase of a group annuity contract. Excluding special items, the company reported net earnings of $80 million, or 11 cents per diluted share, for the first quarter of 2019. This compares with net earnings before special items of $275 million for the same period last year and $70 million for the fourth quarter of 2018.

Adjusted EBITDA for the first quarter was $365 million compared with $544 million for the first quarter of last year and $346 million for the fourth quarter of 2018.

“I am proud of our first quarter results, as we delivered strong operating performance, improved financial results in each of our businesses compared with the fourth quarter, repurchased $60 million of common shares, refinanced an upcoming debt maturity, and further reduced our pension liabilities,” said Devin W. Stockfish, president and chief executive officer. “Looking forward, we anticipate modest year over year housing growth and expect that building activity will accelerate with improved weather and continued macroeconomic stability. We remain focused on driving industry-leading performance and delivering superior value for our shareholders.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2018	2019	2018
(millions, except per share data)	Q4	Q1	Q1
Net sales	$1,636	$1,643	$1,865
Net earnings (loss)	$(93)	$(289)	$269
Net earnings (loss) per diluted share	$(0.12)	$(0.39)	$0.35
Weighted average shares outstanding, diluted	750	747	759
Net earnings before special items(1)	$70	$80	$275
Net earnings per diluted share before special items	$0.10	$0.11	$0.36
Adjusted EBITDA(2)	$346	$365	$544

(1) Fourth quarter 2018 after-tax special items include a $152 million noncash settlement charge related to our U.S. qualified pension plan lump sum offer, a $21 million tax adjustment charge, and a $10 million gain on sale of a nonstrategic asset. First quarter 2019 after-tax special items include a $345 million noncash settlement charge related to the transfer of pension assets and liabilities through the purchase of a group annuity contract, a $15 million legal charge and a $9 million charge related to the early extinguishment of debt. First quarter 2018 after-tax special items include $21 million for environmental remediation charges and a $15 million benefit from product remediation insurance proceeds.

(2) Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income adjusted for depreciation, depletion, amortization, basis of real estate sold and special items. Adjusted EBITDA should not be considered in isolation from and is not intended to represent an alternative to our GAAP results. A reconciliation of Adjusted EBITDA to GAAP earnings is included within this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2018	2019
(millions)	Q4	Q1	Change
Net sales	$576	$556	$(20)
Contribution to pretax earnings	$107	$120	$13
Adjusted EBITDA	$188	$193	$5
1Q 2019 Performance - Earnings and Adjusted EBITDA improved in the first quarter compared with the fourth quarter. In the West, average sales realizations for domestic and export logs decreased, and export log sales volumes declined seasonally. This was more than offset by lower costs, primarily attributable to decreased road and forestry spending. In the South, average log sales realizations increased approximately 3 percent and fee harvest volumes declined due to seasonally lower stumpage sales.
2Q 2019 Outlook - Weyerhaeuser anticipates second quarter earnings and Adjusted EBITDA will be lower than the first quarter. In the West, favorable domestic log sales realizations will be more than offset by lower export sales volumes due to the timing of vessel sailings. Average Southern log sales realizations are expected to be comparable to the first quarter. Western and Southern silviculture activity and related costs are expected to increase seasonally. In the North, fee harvest volumes will decrease significantly due to spring break-up.

REAL ESTATE, ENERGY & NATURAL RESOURCES

FINANCIAL HIGHLIGHTS	2018	2019
(millions)	Q4	Q1	Change
Net sales	$102	$118	$16
Contribution to pretax earnings	$44	$55	$11
Adjusted EBITDA	$90	$106	$16
1Q 2019 Performance - Real Estate sales increased compared with the fourth quarter due to a 22 percent increase in the number of acres sold. Average price per acre was similar to the fourth quarter, and average land basis was modestly lower. Energy & Natural Resources earnings and Adjusted EBITDA were comparable to the fourth quarter.
2Q 2019 Outlook - Weyerhaeuser anticipates second quarter earnings and Adjusted EBITDA from the Real Estate, Energy & Natural Resources segment will be lower than the first quarter, but significantly higher than second quarter 2018 due to the timing of Real Estate transactions. The company now expects full year 2019 Adjusted EBITDA of $270 million.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2018	2019
(millions)	Q4	Q1	Change
Net sales	$1,087	$1,094	$7
Contribution to pretax earnings	$26	$69	$43
Adjusted EBITDA	$66	$115	$49
1Q 2019 Performance - First quarter earnings and Adjusted EBITDA increased significantly compared with the fourth quarter due to substantially lower log and fiber costs, seasonally higher operating rates and improved manufacturing costs across all product lines. This was partially offset by a 12 percent decrease in average sales realizations for oriented strand board. Average sales realizations for lumber and engineered wood products improved slightly. Sales volumes for lumber and oriented strand board increased seasonally, and sales volumes for engineered wood products decreased.
2Q 2019 Outlook - Weyerhaeuser anticipates higher second quarter earnings and Adjusted EBITDA compared with the first quarter. The company expects seasonally higher sales volumes and improved operating rates across all product lines.
UNALLOCATED

FINANCIAL HIGHLIGHTS	2018	2019
(millions)	Q4	Q1	Change
Contribution to pretax earnings (loss)	$(194)	$(530)	$(336)
Pretax charge for special items	$187	$475	$288
Contribution to pretax earnings (loss) before special items	$(7)	$(55)	$(48)
Adjusted EBITDA	$2	$(49)	$(51)
1Q 2019 Performance - First quarter results include charges for elimination of intersegment profit in inventory and LIFO, foreign exchange and share-based compensation, compared with income from these items in the fourth quarter.

First quarter 2019 pretax special items include a $455 million noncash settlement charge related to the transfer of approximately $1.5 billion of U.S. qualified pension assets and liabilities to an insurance company through the purchase of a group annuity contract, and a $20 million legal charge.

ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control 12.2 million acres of timberlands in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products. Our company is a real estate investment trust. In 2018, we generated $7.5 billion in net sales and employed approximately 9,300 people who serve customers worldwide. We are listed on the Dow Jones Sustainability North America Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION
Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on April 26, 2019 to discuss first quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on April 26, 2019.

To join the conference call from within North America, dial 855-223-0757 (access code: 3799749) at least 15 minutes prior to the call. Those calling from outside North America should dial 574-990-1206 (access code: 3799749). Replays will be available for two weeks at 855-859-2056 (access code: 3799749) from within North America and at 404-537-3406 (access code: 3799749) from outside North America.

FORWARD-LOOKING STATEMENTS
This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including with respect to the following: building activity and U.S. housing growth; earnings and Adjusted EBITDA for each of our business segments; log sale realizations; fee harvest volumes and silviculture spending in our timber business; Wood Products sales volumes and realizations and operating rates; and real estate sales volumes and the timing of real estate sales. These statements generally are identified by words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” and expressions such as “will be,” “will continue,” “will likely result,” and similar words and expressions. These statements are based on our current expectations and assumptions and are not guarantees of future performance. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

•	the effect of general economic conditions, including employment rates, interest rate levels, housing starts, availability of financing for home mortgages and strength of the U.S. dollar;

•
market demand for our products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;

•	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Japanese yen, the Chinese yuan and the Canadian dollar, and the relative value of the euro to the yen;

•	restrictions on international trade and tariffs imposed on imports or exports;

•	the availability and cost of shipping and transportation;

•	economic activity in Asia, especially Japan and China;

•	performance of our manufacturing operations, including maintenance requirements;

•	potential disruptions in our manufacturing operations;

•	the level of competition from domestic and foreign producers;

•	raw material availability and prices;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	energy prices;

•	our operational excellence initiatives;

•
the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals;

•	transportation and labor availability and costs;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	performance of pension fund investments and related derivatives;

•	the effect of timing of retirements and changes in the market price of our common stock on charges for share-based compensation;

•	changes in accounting principles; and

•
other matters described under “Risk Factors” in our annual reports on Form 10-K, as well as those set forth from time to time in our other public statements and other reports and filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS
We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2018:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings (loss)					$(93)
Interest expense, net of capitalized interest					97
Income taxes(1)					(21)
Net contribution to earnings (loss)	$107	$44	$26	$(194)	$(17)
Non-operating pension and other postretirement benefit costs(2)	—	—	—	218	218
Interest income and other(3)	—	(1)	—	(23)	(24)
Operating income (loss)	107	43	26	1	177
Depreciation, depletion and amortization	81	3	40	1	125
Basis of real estate sold	—	44	—	—	44
Adjusted EBITDA	$188	$90	$66	$2	$346

(1) Income taxes include a special item consisting of a $21 million tax adjustment charge.
(2) Non-operating pension and other postretirement benefit costs include a pretax special item consisting of a $200 million noncash settlement charge related to our U.S. qualified pension plan lump sum offer.

(3) Interest income and other includes a pretax special item consisting of a $13 million gain on sale of a nonstrategic asset.

The table below reconciles Adjusted EBITDA for the quarter ended March 31, 2019:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings (loss)					$(289)
Interest expense, net of capitalized interest(1)					107
Income taxes					(104)
Net contribution to earnings (loss)	$120	$55	$69	$(530)	$(286)
Non-operating pension and other postretirement benefit costs(2)	—	—	—	470	470
Interest income and other	—	—	—	(10)	(10)
Operating income (loss)	120	55	69	(70)	174
Depreciation, depletion and amortization	73	3	46	1	123
Basis of real estate sold	—	48	—	—	48
Special items included in operating income (loss)(3)	—	—	—	20	20
Adjusted EBITDA	$193	$106	$115	$(49)	$365

(1) Interest expense, net of capitalized interest includes a pretax special item consisting of a $12 million charge related to the early extinguishment of debt.
(2) Non-operating pension and other postretirement benefit costs include a pretax special item consisting of a $455 million noncash settlement charge related to the transfer of pension assets and liabilities through the purchase of a group annuity contract.

(3) Operating income (loss) includes a pretax special item consisting of a $20 million legal charge.

The table below reconciles Adjusted EBITDA for the quarter ended March 31, 2018:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$269
Interest expense, net of capitalized interest					93
Income taxes					30
Net contribution to earnings (loss)	$189	$25	$270	$(92)	$392
Non-operating pension and other postretirement benefit costs	—	—	—	24	24
Interest income and other	—	—	—	(12)	(12)
Operating income (loss)	189	25	270	(80)	404
Depreciation, depletion and amortization	79	4	36	1	120
Basis of real estate sold	—	12	—	—	12
Special items included in operating income (loss)(1)	—	—	(20)	28	8
Adjusted EBITDA	$268	$41	$286	$(51)	$544

(1) Operating income (loss) includes pretax special items consisting of a $20 million benefit from product remediation insurance proceeds and $28 million for environmental remediation charges.